Exhibit 21.1A

                             List of Subsidiaries of

                         Drinks Americas Holdings, Ltd.

1. Drinks Americas, Inc., a Delaware corporation

2. Maxmillian Mixers, LLC, a Delaware limited liability company

3. Drinks Global Imports, LLC, a Delaware limited liability company

4. D.T. Drinks, LLC, a Delaware limited liability company